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                                                                    EXHIBIT 4.9





                                 LEASE AGREEMENT


                                     BETWEEN


                       WILLIAM D. OATES AND MARILYN OATES


                                   AS LANDLORD


                                       AND


                        GOVERNMENT RECORDS SERVICES, INC.


                                    AS TENANT





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Lease covering premises at 2800 West Mockingbird Lane,
                           Dallas County, Dallas, Texas


         LEASE ("LEASE"), dated as of ___________, 2000, between WILLIAM D. OATES AND MARILYN OATES, having an address of 4900 Lakeside Drive, Dallas, Texas 75205 ("LANDLORD"), and GOVERNMENT RECORDS SERVICES, INC., a Texas corporation, having an address of 2800 West Mockingbird Lane, Dallas, Texas ("TENANT").


                    THE PARTIES HERETO DO HEREBY COVENANT AND AGREE AS
                               FOLLOWS:


1. DEFINITIONS. The following terms for purposes of this Lease shall have the meanings hereinafter specified:

         a. "ADDITIONAL RENT" shall have the meaning given such term in SECTION 3.C. of this Lease.

         b. "EVENT OF DEFAULT" shall have the meaning given such term in SECTION
19. of this Lease.

         c. "LEASE YEAR" shall mean a period of time conforming to the following: The first "Lease Year" of the term of this Lease shall mean the period beginning on the Commencement Date and ending 12 months after the first day of the first month following such date of opening unless such opening date is the first day of a month, in which case the first Lease Year shall terminate on the date 12 months after such opening date; the second Lease Year of the term of this Lease shall commence on the day following the last day of the first Lease Year and end 12 months thereafter; and succeeding Lease Years during the term of this Lease shall commence and end on dates corresponding to those on which the second Lease Year begins and ends.

         d. "PREMISES" shall have the meaning given such term in SECTION 2. of this Lease.

         e. "TAXES" shall have the meaning given such term in SECTION 6. of this Lease.

         f. "TOTAL MONTHLY RENT" shall have the meaning given such term in
SECTION 3. of this Lease.



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2. PREMISES AND TERM. In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions, and covenants hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, certain premises situated within the above-named County and State and more particularly described on EXHIBIT A attached hereto and made a part hereof for all purposes, together with all rights, privileges, easements, appurtenances, and immunities belonging to or in any way pertaining to the said premises, and together with the buildings and other improvements erected upon said premises (the said real property and the buildings and improvements thereon being hereinafter referred to as the "PREMISES") to have and to hold the same for a term of approximately 120 calendar months commencing as of October 1, 2000 and ending at midnight on the last day of September 2010, unless sooner terminated as herein provided, Tenant acknowledges that it has inspected the Premises and accepts the Premises and the buildings and improvements thereon in their present condition as suitable for the purpose for which the Premises are leased and further acknowledges that except as otherwise provided herein, no representations as to the condition or repair of the Premises nor promises, to alter, remodel, or improve the Premises have been made by Landlord.

3. RENT.

         A. The total consideration for each Lease Year during the term of this Lease (exclusive of Additional Rent, as hereinafter set forth) shall be $720,000.00 per Lease Year. Tenant agrees to pay to Landlord on October 1, 2000, and in advance on the first day of every calendar month thereafter in lawful money of the United States of America, without deduction or offset, prior notice, or demand at Landlord's address for notices hereunder, or at such other address as may be designated in accordance with SECTION 26. hereof, 1/12 of the total consideration for the applicable Lease Year as "TOTAL MONTHLY RENT".

         B. In the event that Tenant shall fail to pay any installment of Total Monthly Rent by the tenth day of the month in which such installment is due, or Additional Rent within ten days after Tenant's receipt of the bill therefor, Tenant shall pay as Additional Rent a sum equal to five percent (5%) of such unpaid amount. Such charges shall be in addition to, and not in lieu of, Landlord's other rights provided by this Lease or otherwise.

         C. All sums, liabilities, obligations, and other amounts which Tenant is required to pay or discharge pursuant to the terms of this Lease in addition to Total Monthly Rent or as a result of Landlord's curing an event of default pursuant to SECTION 20. of this Lease, together with any interest, penalty, or other sum which may be added for late payment thereof, shall constitute additional rent hereunder ("ADDITIONAL RENT"). In the event of any failure on the part of Tenant to pay or discharge any of the foregoing, Landlord shall have all rights, powers, and remedies provided for herein or by law or equity or otherwise in the case of nonpayment of Total Monthly Rent.



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4. DISCLAIMER OF WARRANTIES. Except as otherwise set forth or called for herein,
Landlord does not make or has not made any warranties or representations of any kind or character, express or implied, with respect to the Premises or any portion thereof, its physical condition, income to be derived therefrom or expenses to be incurred with respect thereto, its fitness or suitability for any particular use, or any other matter or thing relating to or affecting the same, and there are no oral agreements, warranties, or representations collateral to or affecting the Premises or any portion thereof. Tenant acknowledges that it has inspected the Premises and has made an independent determination that the Premises are suitable for Tenant's intended uses and purposes. Accordingly, Landlord and Tenant hereby agree that the Premises will be leased in an "as is" condition.


5. USE. The Premises may be used for any lawful purpose in compliance with the state and local law and ordinances. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall comply with all governmental laws, ordinances, and regulations and all private restrictions applicable to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of nuisances in, upon, or connected with the Premises, all at Tenant's sole expense. Without Landlord's prior written consent, Tenant shall not receive, store, or otherwise handle any product, material, or merchandise which is explosive or highly inflammable or any material which may be corrosive or otherwise damaging to the Premises or any appurtenances thereto, except as currently conducted on the Premises. Tenant will not, without Landlord's approval, permit the Premises to be used for any purpose which would render the insurance thereon void or voidable or the insurance risk more hazardous. Further, Tenant shall not introduce into the Premises, or use therein any equipment or fixtures which might be reasonably expected, due to excess weight, vibration, or any other characteristic, to cause damage to the Premises.


6. TAXES.

         A. Landlord agrees to pay or cause to be paid before they become delinquent all taxes (both general and special, hereinafter collectively referred to as "TAXES") lawfully levied or assessed against the Premises or any part thereof; provided, however, Landlord may, at its sole cost and expense (in its own name or in the name of both Landlord and Tenant as it may deem appropriate) dispute and contest the same, and in such case such disputed item need not be paid until finally adjudged to be valid. In the event Landlord fails to notify Tenant, within seven (7) business days after receipt of written notice from the Tenant, of its intention to dispute and contest the Taxes, Tenant may, at its sole cost and expense, dispute and contest the same, and in such case such disputed item need not be paid until finally adjudged to be valid. At the conclusion of any such contest, Landlord or Tenant (as the case may be) shall pay the items contested to the extent that they are held valid, together with all items, court costs, interest, and penalties relating thereto. Any refund resulting from such a proceeding brought either by Tenant or Landlord or by them jointly shall be applied and paid first to reimburse the party or parties who brought the proceeding for the reasonable costs and expenses of such proceeding borne by such party or parties and then to reimburse Tenant


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for the difference between the amount it paid for Taxes for each tax year covered in whole or in part by the fiscal tax year or years involved in such proceeding and the amount Tenant would have been required to pay for such tax year if the Taxes for such fiscal tax year or years had been assessed in accordance with the decision rendered in such proceeding, and any remaining balance shall be paid to Landlord.

         B. Notwithstanding the above, as between Landlord and Tenant, the Tenant shall be responsible for the payment of all such taxes If Landlord is required by any mortgagee to escrow taxes, with the payment of each monthly installment of Total Monthly Rent, Tenant shall pay to Landlord an amount equal to 1/12 of the estimated annual taxes to accrue against the Premises (such estimate to be based upon, and in no event less than, any monthly tax escrow amount which Landlord is required to pay to the holder of any first lien indebtedness on the Premises). As soon as practical after the taxes are actually assessed against the Premises for each year during the term, Landlord will notify Tenant of the amount thereof and Landlord and Tenant will make appropriate adjustments between themselves such that Tenant pays the actual amount of the taxes for the fiscal tax year in question. Any payment to be made pursuant to this subparagraph B with respect to the real estate tax year in which this Lease terminates shall bear the same ratio to the payment which would be required to be made for the full tax year as that part of such tax year covered by the term of this Lease bears to a full tax year. Notwithstanding anything to the contrary contained in this Lease, with respect to the real estate tax year in which this Lease commences, Tenant shall be responsible for the payment of all such taxes with no adjustment between Landlord and Tenant. Landlord's real estate tax statements with respect to the Premises shall be made available for inspection by Tenant at the Premises upon Tenant's request.


7. REPAIRS. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises including, but not limited to routine maintenance only of the roof, foundation, loadbearing walls, and other structural portions of the Premises, as well as the windows, glass and plate glass, doors (including overhead doors), interior walls, finish work, floors and floor covering, heating and air-conditioning systems, gutters, downspouts and protective posts therefor, curbs, steps and landings, plumbing work and fixtures, parking and roadway areas, and gas, water, and other utility lines in good repair and condition (including any necessary replacements thereto) during the term and shall take good care of the Premises and its fixtures and suffer no waste. Tenant shall, at its own cost and expense, care for the grounds around the buildings on the Premises, including the mowing of grass, care of shrubs, and general landscaping and will keep the parking areas, driveways, and alleys and the whole of the Premises in a clean and sanitary condition. Landlord shall not be responsible for the repair or maintenance of the Premises, or any portion thereof, unless any damage thereto is caused by the willful act or gross negligence of Landlord or any agent of Landlord.


8. ALTERATIONS. Tenant shall not make any alterations, additions, or improvements to the Premises without the prior written consent of Landlord. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner, make such minor


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alterations, additions, or improvements or erect, remove, or alter such partitions, or erect such shelves, bins, machinery, and trade fixtures as it may deem advisable, and without altering the basic character of the building or improvements, without overloading or damaging such building or improvements, in such case complying with all applicable governmental laws, ordinances, regulations, and other requirements. At the termination of this Lease, Tenant shall, if Tenant so elects and upon receipt of Landlord's consent (not to be unreasonably withheld), at Tenant's sole cost and expense, remove all alterations, additions, improvements, and partitions erected by Tenant and restore the Premises to their original condition; otherwise such improvements shall be delivered to the Landlord with the Premises. All shelves, bins, machinery, and trade fixtures installed by Tenant may be removed by Tenant at the termination of this Lease if Tenant so elects so long as Tenant is not then in default under the terms hereof, and shall be removed if required by Landlord. All such removals and restorations shall be accomplished in a good and workmanlike manner so as not to damage the primary structure or structural qualities of the buildings and other improvements situated on the Premises. Any fixtures installed in the Premises by Tenant other than shelves, bins, machinery, and similar trade fixtures shall be the property of Landlord when installed.


9. SIGNS. Tenant shall have the right to install signs upon the Premises only when first approved in writing by Landlord (which approval may not be unreasonably withheld or delayed) and subject to any applicable governmental laws, ordinances, regulations, and other requirements and subject to applicable restrictive covenants, if any. Tenant shall remove all such signs at the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the buildings and other improvements situated on the Premises.


10. INSPECTION. Upon not less than twenty-four (24) hours notice to Tenant, Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises (provided Landlord's entry does not unreasonably interfere with Tenant's use of the Premises) during reasonable business hours, for the purpose of ascertaining the condition of the Premises. During the period that is six (6) months prior to the end of the term hereof and upon not less than twenty-four (24) hours notice to Tenant, Landlord and Landlord's agents and representatives shall have the right to enter the Premises (provided Landlord's entry does not unreasonably interfere with Tenant's use of the Premises) during reasonable business hours for the purpose of showing the Premises to prospective tenants and shall have the right to erect on the Premises a suitable sign indicating that the Premises are for lease. Further, upon not less than twenty-four (24) hours notice to Tenant, Landlord and its representatives shall have the right to enter the Premises (provided Landlord's entry does not unreasonably interfere with Tenant's use of the Premises) during reasonable business hours for the purpose of showing the Premises to prospective purchasers.


11. UTILITIES. Tenant shall pay all charges incurred for any utility services used on or from the Premises and any maintenance charges for utilities during the term of this Lease. Tenant shall be responsible for any costs associated in any manner with any additional utility connections to the


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Premises which Tenant may require, and shall furnish all electric light bulbs and tubes. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises.


12. ASSIGNMENT AND SUBLETTING. Except that Tenant may assign or sublet this Lease to a subsidiary or a sister corporation if notice is given to Landlord of such action, Tenant shall not have the right to assign this Lease or to sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed; provided, however, that in determining whether or not Landlord will consent to any assignment or subletting hereof, Landlord shall be entitled to consider all factors which may impact the value of the Premises or the payment of rentals hereunder, including but not limited to the financial capacity and business experience of the proposed subtenant or assignee and the planned use of the Premises. Notwithstanding any permitted assignment or subletting, unless otherwise agreed in writing between Landlord and Tenant, Tenant shall, at all times remain fully responsible and liable for the payment of the rentals herein specified and for compliance with all of its other obligations under the terms, provisions, and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part thereof are then assigned or subletted, Landlord, in addition to any other remedies herein provided, or provided by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord by Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. Landlord shall have the right to assign any of its rights under this Lease, and upon such assignment Landlord shall be released of all obligations hereunder.


13. FIRE AND CASUALTY DAMAGE.

         A. If the buildings situated on the Premises should be damaged or destroyed by fire, tornado, or other casualty, Tenant shall give immediate written notice thereof to Landlord.

         B. If the buildings situated on the Premises should be totally destroyed by fire, tornado, or other casualty, or if they should be so damaged that, in Landlord's opinion, rebuilding or repairs cannot be completed within 180 days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate, and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the assurance of such damage. Landlord shall notify Tenant within twenty (20) working days after Landlord is aware of such damage or destruction if Landlord elects to terminate this Lease by reason thereof.

         C. If the buildings situated on the Premises should be damaged by fire, tornado, or other casualty, but only to such extent that rebuilding or repairs can, in Landlord's opinion, be completed within 180 days after the date upon which Landlord is notified by Tenant of such damage, or, if Landlord does not exercise its option to terminate this Lease upon the occurrence of an event described in, and covered by, subparagraph B above, this Lease shall not terminate, but Landlord


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shall, at its sole cost and expense, proceed with reasonable diligence to rebuild and repair such buildings to substantially the condition in which they existed prior to such damage, except that Landlord shall not be required to rebuild, repair, or replace any part of the partitions, fixtures, and other improvements which may have been placed on the Premises by Tenant, unless such damage was caused by Landlord's willful act or gross negligence. Landlord's obligation with respect to the reconstruction or repair of the Premises set forth in this subparagraph C is contingent upon Landlord's mortgagee making available to Landlord sufficient insurance proceeds to allow Landlord to complete such reconstruction. Landlord shall not be obligated to commence its reconstruction until Landlord has obtained a final adjustment as to the amount of insurance proceeds and has reached agreement with Landlord's mortgagee as to the application of such proceeds; provided, however, that if Landlord has not commenced reconstruction within forty-five (45) days after the occurrence of such damage or destruction Tenant may terminate this Lease by written notice given to Landlord of its election to do so unless, within ten (10) days after Landlord's receipt of such notice, Landlord advises Tenant that it will proceed with reconstruction or repair without regard to the amount or application of insurance proceeds. If the Premises are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within 180 days after the date upon which Landlord is notified by Tenant of such damage (which period shall be extended for any delays caused by strikes, unavailability of materials or labor, inclement weather, or other causes beyond the control of Landlord), Tenant may, at its option, terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations hereunder shall cease and terminate.

         D. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right, at its sole option, to terminate this Lease by delivering written notice of termination to Tenant, whereupon all rights and obligations hereunder shall cease and terminate.


14. PROPERTY INSURANCE.

         A. Tenant, at its sole cost and expense, shall keep all insurable portions of the Premises insured or cause it to be insured throughout the term of this Lease against loss or damage by fire and such other risks as may be included, in the customary form of extended coverage insurance form time to time carried by prudent owners of comparable facilities in the area, in amounts sufficient to prevent the application of any co-insurance penalty provisions contained in the applicable policies, and in any event in an amount not less than eighty percent (80%) of the then full insurable value of the Premises or such higher amount as may be otherwise required by the Landlord's mortgage. The term "full insurable value" shall mean the actual replacement cost (exclusive of costs of excavations, foundations, and footings).


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         B. All insurance provided for in this Lease shall be effected under enforceable policies issued by insurers of recognized responsibility licensed to do business in the state in which the Premises are located and approved by Landlord and mortgagee. Upon the execution of this Lease, and thereafter not less than thirty (30) days prior to the expiration dates of the expiring policies theretofore furnished pursuant to this paragraph, originals or certified copies of the policies bearing notations evidencing payment of the premiums, or accompanied by other evidence satisfactory to Landlord of such payment, shall be delivered by Tenant to Landlord and Landlord's mortgagee.

         C. All policies of insurance provided for in this paragraph, shall name Landlord, Tenant, and Landlord's mortgagee as insureds, as their respective interests may appear. As between Landlord and Tenant, Landlord shall be entitled to negotiate in good faith and settle with any insurance carrier in the event of damage to the Premises, and all insurance proceeds shall be payable to Landlord, for the benefit of Landlord and Landlord's mortgagee; provided, however, that if Tenant covers its trade fixtures, other leasehold improvements, equipment, and furnishings under the same policy as is carried on the Premises, nothing herein shall be construed to limit Tenant's right to negotiate and settle with the insurer with respect to damage to Tenant's property, and all such insurance proceeds shall be payable to Tenant.

         D. Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage casualties covered by the insurance maintained hereunder to the extent, and only to the extent, of insurance proceeds collected in connection therewith, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release and waiver shall be applicable and in force and effect only to the extent that it does not, under applicable law and procedure, cause coverage under any insurance policy to be void or voidable.

         E. Notwithstanding the foregoing, in the event that at any time during the term, the holder of any lien on the Premises requires the maintenance of an escrow account for the payment of insurance premiums with respect to the Premises, Tenant shall pay to Landlord, concurrently with the payment of Total Monthly Rent hereunder, an additional rental payment equal to 1/12 of the estimated annual insurance premiums, which payment shall be subject to annual readjustment between Landlord and Tenant in the same manner as tax escrow payments are readjusted pursuant to SECTION 6.B. hereof. In such event Landlord, or Landlord's lien holder, shall be responsible for the maintenance of the insurance coverage on the Premises, but Tenant shall be free to obtain its own insurance on its inventory, trade fixtures, and moveable personal property.


15. LIABILITY. Landlord shall not be liable to Tenant or Tenant's employees, agents, patrons, or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises caused by the negligence or misconduct of Tenant, its agents, servants, or employees, or of any other person entering upon the Premises, or caused by the buildings and


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improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water, or steam or by electricity emanating from the Premises, or due to any other cause whatsoever (other than Landlord's negligence or willful acts, to the extent liability therefor is not waived under SECTION 14.D. above), and Tenant agrees to indemnify Landlord and hold it harmless from any loss, expense, or claims, including attorneys' fees, arising out of any such damage or injury, except for any injury to person or damage to property caused by the negligence or willful misconduct of Landlord. Tenant shall not be liable to Landlord or Landlord's employees, agents, patrons, or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises caused by the negligence or misconduct of Landlord, its agents, servants, or employees, and Landlord agrees to indemnify Tenant and hold it harmless from any loss, expense, or claims, including attorneys' fees, arising out of any such damage or injury. Tenant shall procure and maintain throughout the term of this Lease a policy or policies of insurance, at its sole cost and expense, insuring both Landlord and Tenant (and, at Landlord's request, Landlord's mortgagee) against all claims, demands, or actions arising out of or in connection with Tenant's use or occupancy of the Premises, or by the condition of the Premises, the limits of such policy or policies to be in an amount not less than $1,000,000.00 in respect of any one occurrence and in an amount not less than $100,000.00 in respect of property damaged or destroyed, and to be written by insurance companies licensed to do business in the state in which the Premises are located. Such policies or duly executed certificates of insurance shall be promptly delivered to Landlord and renewals thereof as required shall be delivered to Landlord at least ten (10) days prior to the expiration of the respective policy terms. All such policies shall contain provisions requiring that the insurer give Landlord not less than thirty (30) days' prior written notice of the cancellation of any of such policies.


16. CONDEMNATION.

         A. If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of the said Premises shall occur. For the purposes hereof "substantial part of the Premises" shall be deemed to mean the condemnation of any portion of the buildings or more than ten percent (10%) of the parking spaces forming a part of the Premises, or any condemnation which materially impairs access to the Premises. In the event of any such taking of the Premises, any unearned rent shall be refunded to Tenant.

         B. If less than a substantial part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall not terminate, but the rent hereunder during the unexpired portion of this Lease shall be reduced to an amount that is fair and reasonable under all of the circumstances.


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         C. In the event of any such taking or private purchase in lieu thereof,
Landlord shall be entitled to receive and retain all awards which may be made in respect of the taking of or damage to the Premises or any portion thereof. Nothing herein shall be construed as prohibiting Tenant from seeking a separate award for the taking of its trade fixtures and any leasehold improvements it may have installed during the term of this Lease.


17. HOLDING OVER. Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the term of this Lease, unless otherwise agreed in writing, such holding over shall constitute and be construed as creating a tenancy at sufferance, at a rental equal to the Total Monthly Rent payable for the last month of the term hereof. The inclusion of the preceding sentence shall not be construed as Landlord's permission for Tenant to hold over.


18. QUIET ENJOYMENT. Landlord covenants that it now has good title to the Premises in fee simple, sufficient to allow it to enter into this Lease and perform its obligations hereunder, free and clear of liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances, and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions, and other conditions of record. Landlord represents and warrants that Tenant shall, during the term hereof, peaceably and quietly have, hold, and enjoy the Premises for the term hereof without hindrance or molestation from landlord or any person claiming the Premises by, through, or under Landlord, subject to the terms and provisions of this Lease.


19. EVENTS OF DEFAULT. The following events shall be deemed to be events of default (each an "EVENT OF DEFAULT") by Tenant under this Lease:

         A. Tenant shall fail to pay any installment of Total Monthly Rent, Additional Rent, or other amounts, hereby reserved or shall fail to perform or discharge any other obligation or liability hereunder requiring the payment of money when any such payment is due and such failure shall remain uncured ten
(10) days after Landlord gives written notice to Tenant of such failure.

         B. Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

         C. Tenant shall file a petition under any section or chapter of any bankruptcy, insolvency, or similar law or statute of the United States or any state thereof heretofore or hereinafter enacted; or Tenant shall have such a petition filed against it involuntarily and such petition is not withdrawn or otherwise removed within sixty (60) days of its being filed; or Tenant shall be adjusted bankrupt or insolvent in proceedings filed against Tenant thereunder.


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         C. A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

         D. Tenant shall desert or vacate the Premises.

         E. Tenant shall fail to comply with any material term, provision, or covenant of this Lease (other than the foregoing in this SECTION 19.), or shall fail to discharge any obligation or liability hereunder not involving the payment of money, and shall not cure any such failure within thirty (30) days after written notice thereof to Tenant from Landlord, provided that if such default is not susceptible to cure within thirty (30) days, Tenant shall be deemed to have cured such default for up to an additional 180 days beyond such initial 30-day period if Tenant has commenced efforts to cure such default within such thirty (30) day period and diligently pursues such curative actions until such default is cured.


20. REMEDIES. Upon the occurrence of any of such Events of Default described herein, except as may be otherwise provided herein or by applicable law, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

         A. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord without any payment therefor, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such premises or any part thereof, by any lawful means, whether through judicial process or otherwise, and including the lawful use of force, if necessary, without being liable for prosecution or any claim of damages therefor; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

         B. Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by any lawful means, whether through judicial process or otherwise, and including the lawful use of force, if necessary, without being liable for prosecution or any claim for damages thereof, and relet the Premises, in the name of Landlord or otherwise, for such term or terms (which may be greater or lesser than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include reasonable concessions or free rent) as Landlord may reasonably determine, and receive the rent therefor. In the event of any such re-entry or dispossession, Tenant shall not thereby be relieved of its liability and obligations under this Lease, which shall survive any such re-entry or dispossession, and in that event (i) the rent and other charges required to be paid by Tenant up to the term of such re-entry or dispossession shall become due and payable, together with such reasonable expenses as Landlord may incur for reasonable attorneys' fees, brokerage commissions, and/or expenses of putting the Premises in such condition as the Tenant under the provisions hereof is required to maintain, or for preparing the same for re-rental and (ii) Tenant or the legal representatives of Tenant shall also pay Landlord, as liquidated damages for the failure of Tenant to observe and perform Tenant's covenants herein contained, an amount equal to the sum of (i) the base rental set forth in
SECTION 3. hereof and (ii) all Additional Rent payable by Tenant under the provisions hereof, as if this Lease were still in effect, less the net amount, if any, of the rents and all other amounts collected on account of this Lease or other leases of the Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease as the same may theretofore have been extended. In computing the amount of such liquidated damages there shall be included such expenses as Landlord may incur in connection with re-letting, including reasonable attorneys' fees, brokerage commissions, expenses of keeping the Premises in the condition as the Tenant under the provisions of this Lease is required to maintain, or expenses of preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the day specified in SECTION 3. hereof for the payment of rental due hereunder, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord shall at all times use reasonable efforts to relet the Premises.

         C. Enter upon the Premises by any lawful means, whether through judicial process or otherwise, and including the lawful use of force, if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord or otherwise.

         Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or in equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions, and covenants herein contained. No waiver by Landlord of any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, and covenants herein contained. Landlord's acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed an acceptance of the surrender of the Premises and no agreement to accept a surrender of said Premises shall be valid unless in writing signed by Landlord. The receipt by Landlord of rent with knowledge of the breach of any covenant or other provision contained in this Lease shall not be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, and covenants contained herein.

21. MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgage(s) and/or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage; provided that such mortgagee agrees in writing to recognize the continuance and validity of this Lease so long as there shall be no Event of Default on the part of Tenant. Landlord agrees to execute and deliver from time to time at Tenant's request such waivers or subordinations of lien, estoppel certificates, or similar instruments which may be required by any person who extends financing to Tenant and desires to obtain a security interest in Tenant's leasehold improvements, inventory, trade fixtures, and/or trade equipment.


22. MECHANIC'S LIENS. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may, at Tenant's instance, furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach, if at all, only to the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed by or on behalf of Tenant on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless form any and all loss, cost, or expense based on or arising out of asserted claims or liens incurred by Tenant against the leasehold estate or against the rights, titles, and interest of the Landlord in the Premises or under the terms of this Lease. If any mechanics', materialmen's or other similar lien shall at any time be filed against any part of the Premises on account of any work, labor or services performed or claimed to have been performed, or on account of any materials furnished or claimed to have been furnished, for or at the direction of Landlord or by any of Landlord's contractors or subcontractors, Landlord shall, within twenty (20) days of receipt of written notice form Tenant and without cost or expense to Tenant, forthwith either cause the same to be (i) discharged of record by payment, bond, order of a court of competent jurisdiction, or otherwise, or (ii) contested, in which event any judgment or other process issued in such contest shall be paid or discharged before execution thereof. If any mechanics', materialmen's or other similar lien shall at any time be filed against any part of the Premises on account of any work, labor or services performed or claimed to have been performed, or on account of any materials furnished or claimed to have been furnished, for or at the direction of Tenant or by any of Tenants's contractors or subcontractors, Tenant shall, within twenty (20) days of receipt of written notice form Landlord and without cost or expense to Landlord, forthwith either cause the same to be (i) discharged of record by payment, bond, order of a court of competent jurisdiction, or otherwise, or (ii) contested, in which event any judgment or other process issued in such contest shall be paid or discharged before execution thereof.

23. ESTOPPEL CERTIFICATES. Tenant agrees to furnish, from time to time, when requested by Landlord, any prospective purchaser, or the holder of any deed of trust or mortgage covering the Premises, a certificate signed by Tenant to the effect that this Lease is then presently in full force and effect and unmodified, if such be the case; that the term of this Lease has commenced and the full rental is then accruing hereunder; that Tenant has accepted possession of the Premises; that no rent under this Lease has been paid more than thirty
(30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this lease (or has been changed by notice duly given and is as set forth in the certificate); that Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against rents or other charges due or to become due hereunder; and that to the knowledge of Tenant, Landlord is not then in default under this Lease. The certificate shall also contain such other and further information as may be reasonably requested by Landlord, any prospective purchaser, or the holder of any such deed of trust or mortgage and if any of the foregoing information is not correct, a detailed explanation thereof.


24. WAIVER BY TENANT. Tenant hereby waives and surrenders for itself and all claiming by, through, and under it, including creditors of all kinds to the maximum extent permitted by law, (a) any right and privilege which it or any of them may have under any present or future constitution, statute, or rule of law to redeem the Premises or to have a continuance of this Lease for the term after termination of Tenant's right of occupancy by order or judgement of any court or by any legal process or writ, under the terms of this Lease, or after the termination of the term of this Lease as herein provided, (b) the benefits of any present or future constitution, statute, or rule of law which exempts property from liability for debt or for distress for rent, and (c) the provisions of any law relating to notice and/or delay in levy of execution in case of eviction of a tenant for nonpayment of rent.


25. BROKERS. Each party hereto represents and warrants to the other that such party has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the negotiation or execution of this Lease. It is agreed that if any claims for commissions or fees, including, without limitation, brokerage fees, finder's fees, or commissions, are ever made against Landlord or Tenant in connection with this Lease, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim and such party shall indemnify and hold harmless the other from and against any and all such claims or demands with respect to any brokerage fees, finder's fees, or agents' commissions or other compensation asserted by any person, firm, or corporation in connection with this Lease.


26. NOTICES. Each provision of this Lease or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing, or delivery of any notice or the making of any payment by Landlord to Tenant or with the reference to the sending, mailing, or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

         A. All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

         B. Any notice or document required or permitted to be delivered hereunder (other than a payment, which shall be deemed received only when actually received) shall be deemed to be delivered, whether actually received or not, two (2) days after deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the appropriate party hereto at the address set out opposite its name below, or at such other address as it has theretofore specified by written notice delivered in accordance herewith:

         LANDLORD:                     TENANT:

         William D. Oates              Government Records Services, Inc.
         4900 Lakeside Drive           2800 West Mockingbird Lane
         Dallas, Texas 75205           Dallas, Texas 75235

                                       with a copy to:

                                       Gardere & Wynne, L.L.P.
                                       Attn: Randy Ray
                                       1601 Elm Street
                                       Dallas, Texas 75201


27. MISCELLANEOUS.

         A. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires.

         B. The terms, provisions, covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors, and permitted assigns, except as otherwise herein expressly provided.

         C. The captions are inserted in this Lease for convenience only and in no way define, limit, or describe the scope or intent of this Lease, or any provision hereof, nor in any way affect the interpretation of this Lease.

         D. This Lease may not be altered, changed, or amended except by an instrument in writing signed by Landlord and Tenant.

         E. Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement. If any term or provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

         F. This Lease sets forth the entire agreement between the parties as to the subject matter hereof and all prior oral or written agreements with respect thereto are merged herein.

         G. Except as otherwise expressly stated in SECTION 20. hereof, whenever in this Lease the consent, approval, opinion, satisfaction or other similar act of either party is required, it is agreed that the same shall not be unreasonably withheld or delayed.


28. RETURN OF PREMISES. At the end of the term covered by this Lease, or upon such earlier termination of this Lease as provided herein, Tenant shall surrender the Premises to Landlord in the same good order and condition as the Premises were in prior to the beginning of the term hereof, reasonable wear and tear and damage by fire or other casualty (other than damage caused by Tenant's negligence to which the waiver contained in SECTION 14.D. is inapplicable) only excepted; provided, that in any case the Premises shall be surrendered to Landlord reasonably clean and free of debris. At such time Tenant shall deliver all keys to the Premises to Landlord. Any equipment, leasehold improvements, trade fixtures, or other property of Tenant left in the Premises after the end of this Lease shall be deemed abandoned, unless Landlord and Tenant have otherwise agreed, and title to such property shall automatically pass to and be vested in Landlord. Tenant agrees that it will, upon Landlord's request, execute such bills of sale or other evidences of title to such property as Landlord may request.


29. LIMITATION ON LANDLORD'S LIABILITY. Any liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Premises and Landlord shall not be personally liable for any deficiency judgment, and none shall be sought or entered.


30. ATTORNEY'S FEES. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Lease, or to recover damages for the breach of this Lease, the nonprevailing party in any action pursued in courts of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages, and expenses, including attorney's fees, expended or incurred in connection therewith (including any costs related to any appeals thereof), to be fixed by the court and not by a jury.

31. NET LEASE. It is the intention of Landlord and Tenant that rental shall be absolutely net to the Landlord; that all costs, expenses and obligations of every kind (except as expressly set forth in this Lease) relating directly or indirectly in any way, foreseen and unforeseen, to Tenant's use, occupancy and possession of the Premises, which may arise or become due during the term of this Lease shall be paid by Tenant; and that Landlord shall be indemnified by Tenant against all such costs, expenses, and obligations.


32. TAX CREDITS, ABATEMENTS, REDUCTIONS AND OTHER GOVERNMENTAL ENHANCEMENTS. In the event that Tenant, because of public policy, contractual agreement with any taxing jurisdiction, or law, is exempt from payment of Taxes or any portion thereof, or is entitled to an abatement or reduction of Taxes as a result thereof, and such exemption, abatement, or reduction results in an exemption, abatement, or reduction of Taxes for the Premises, then to the full extent of such exemption, abatement or reduction, the amounts paid by Tenant for Taxes shall be equally reduced. In the event the Premises qualifies for other enhancement benefits from any taxing jurisdiction, or any municipal, county, state or federal instrumentality, governmental or quasi-governmental agency, department or authority on account of Tenant's execution of this Lease, construction of improvements in the Premises, or additional jobs resulting from Tenant's operations in the Premises, then such enhancement benefits shall inure to the sole and exclusive benefit of Tenant. Landlord shall upon written notice from Tenant and approval of same (not to be unreasonably withheld) reasonably cooperate with Tenant in Tenant's efforts to qualify for, and receive, any such tax exemptions, tax abatements, tax reductions and enhancement benefits.


33. UNPERFORMED COVENANTS OF LANDLORD MAY BE PERFORMED BY TENANT. If Landlord shall fail to perform any of the terms, provisions, covenants or conditions to be performed or complied with by Landlord pursuant to this Lease, or if Landlord should fail to make any payment which Landlord agrees to make, and any such failure shall if it relates to a matter which is not of an emergency nature, remain uncured for a period of 30 days after Tenant shall have served upon Landlord written notice of such failure, or for a period of 24 hours after service of such written notice if in Tenant's judgment reasonably exercised such failure relates to a matter which is of an emergency nature, then Tenant may at Tenant's option perform any such term, provision, covenant or condition or make any such payment, and the full amount of the cost and expense entailed, or the payment so made, shall immediately be owing by Landlord to Tenant, and Tenant shall have the right to seek reimbursement therefor from Landlord.


34. RIGHT TO ENJOIN. In the event of any violation or threatened violation by Landlord of any term, restriction, condition or covenant of the terms of this Lease, Tenant shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin such violation or threatened violation in a court of competent jurisdiction. In the event of any violation or threatened violation by Tenant of any term, restriction, condition or covenant of the terms of this Lease,

Landlord shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin such violation or threatened violation in a court of competent jurisdiction.

                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

         EXECUTED as of the _________ day of _____________________, 2000.


                                  LANDLORD:


                                  ----------------------------------------------
                                  William D. Oates



                                  ----------------------------------------------
                                  Marilyn Oates

         EXECUTED as of the _________ day of _____________________, 2000.


                                  TENANT:



                                  GOVERNMENT RECORDS SERVICES, INC.,
                                  a Texas corporation


                                  ----------------------------------------------
                                  By:
                                     -------------------------------------------
                                  Its:
                                      ------------------------------------------

                                    EXHIBIT A
                             DESCRIPTION OF PREMISES

                                    GUARANTY


         In order to induce Landlord to execute that certain lease agreement dated as of ___________, 2000, between WILLIAM D. OATES AND MARILYN OATES, having an address of 4900 Lakeside Drive, Dallas, Texas 75205 as ("LANDLORD"), and GOVERNMENT RECORDS SERVICES, INC., a Texas corporation, having an address of 2800 West Mockingbird Lane, Dallas, Texas as ("TENANT") (the "LEASE"), the undersigned, Tyler Technologies, Inc., a Delaware corporation ("TYLER"), hereby guarantees to Landlord, his heirs, successors and assigns, the full and prompt payment by Tenant of all rent and other charges to be paid by Tenant under or pursuant to the terms of the Lease, and the complete and timely performance by Tenant of all the terms, conditions, covenants and agreements to be performed by Tenant under or pursuant to the terms of the Lease. This guaranty by Tyler is absolute and unconditional.

         Tyler waives notice of acceptance of this agreement of guaranty, and waives diligence or presentment on the part of Landlord in the enforcement of any liability, obligation or duty guaranteed hereby.

         Tyler agrees that the validity of this agreement of guaranty shall not in any way be terminated, affected or impaired by reason of any waiver of or failure to enforce any of the rights or remedies of Landlord contained in the Lease, or by reason of any extension of time or other forbearance granted to Tenant by Landlord.

         Tyler agrees that, at the option of Landlord, Tyler may be joined in any action or proceedings commenced against Tenant in connection with and based upon any provisions of the Lease, and that recovery may be had against Tyler in such action or proceedings, or in any independent action or proceedings against Tyler, without requirement that Landlord, and his successors or assigns, first assert, prosecute, or exhaust any remedy or claim against Tenant.

         In the event of any bankruptcy, reorganization, winding up or similar proceedings with respect to Tenant, no limitation on its liability under the Lease which may now or hereafter be imposed or permitted by any federal, state, or other statute, law, regulation, or judicial or administrative determination applicable to such proceedings, shall in any way limit Tyler's obligations hereunder.


                                  TYLER TECHNOLOGIES, INC.


                                  By:
                                     -------------------------------------------
                                  Its:
                                      ------------------------------------------
                                  Date:
                                       -----------------------------------------